Exhibit 99

NYSE Amex: GSS / TSX: GSC / GSE: GSR
www.gsr.com
10901 W Toller Drive, Suite 300 Littleton, CO 80127-6312 USA Tel: 303-830-9000

GOLDEN STAR REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

Denver, CO—August 8, 2011—Golden Star Resources Ltd. (NYSE Amex: GSS; TSX: GSC; GSE: GSR) (“Golden Star” or the “Company”) today announced its unaudited second quarter 2011 results. All currency in this news release is expressed in U.S. dollars. The Company will host a live webcast and conference call to discuss its quarterly results on Tuesday, August 9, 2011 at 11:00 a.m. Eastern time (9:00 a.m. Mountain Time). To access the webcast and conference call, go to the home page of the Company’s website, www.gsr.com.

Tom Mair, President and CEO, said, “During the second quarter we continued to see progress at Bogoso/Prestea. Waste stripping was accelerated and the increased availability of fresh sulfide ore resulted in improved recovery at the Bogoso Processing Plant. The trends in mining and processing are positive and these improvements are reflected in our guidance. We continue to focus on cost and productivity at both mines and expect these efforts to have a positive impact in the near term.”

SECOND QUARTER 2011 RESULTS

•	Gold sales of 72,540 ounces from Bogoso/Prestea and Wassa/HBB mines for the second quarter of 2011, down 14% from the first quarter of 2011;

•	Gold revenues of $109.8 million for the second quarter of 2011, were down 6% compared to gold revenues for the first quarter of 2011;

•

Second quarter 2011 net loss attributable to Golden Star shareholders of $5.0 million or $0.020 per share compared to a net loss of $5.6 million or $0.022 per share for the second quarter of 2010 (IFRS net loss attributable to Golden Star shareholders of $11.8 million or $0.045 per share);

•	Cash operating costs of $1,079 per ounce for the three months ending June 30, 2011, were an increase of 10% over cash operating costs during the first quarter of 2011;

•	Cash and cash equivalents balance of $127.9 million at June 30, 2011 versus $178.0 million at December 31, 2010;

•	Average realized gold price of $1,513 per ounce during the second quarter of 2011, up 9% over the first quarter of 2011; and

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•

Net cash provided by operating activities before working capital changes of $2.7 million for the second quarter of 2011 or $0.010 per share compared to $14.8 million or $0.057 per share for the first quarter of 2011 (IFRS $3.1 million or $0.012 per share).

FINANCIAL SUMMARY

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS	For the three months ended		For the six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Bogoso/Prestea gold sold (oz)	34,077	52,764	64,653	98,673
Wassa/HBB gold sold (oz)	38,463	47,648	91,795	94,677
Total gold sold (oz)	72,540	100,412	156,448	193,350
Average realized gold price ($/oz)	1,513	1,198	1,447	1,156
Cash operating cost—combined ($/oz)	1,079	638	1,026	626
Gold revenues ($000’s)	109,807	120,307	226,313	223,571
Cash flow provided by/(used in) operations ($000’s)	(1,450)	27,387	(7,315)	48,863
Net income/(loss) attributable to Golden Star shareholders ($)	(5,048)	(5,618)	880	(14,869)
Net income/(loss) per share attributable to Golden Star shareholders ($)	(0.020)	(0.022)	0.003	(0.058)

BOGOSO/PRESTEA

Gold sales from Bogoso/Prestea totaled 34,077 ounces during the second quarter of 2011 as previously disclosed. Revenues from Bogoso/Prestea totaled $51.6 million in the second quarter of this year. Ounces sold in the second quarter of 2011 exceeded the number of ounces sold in both the first quarter of 2011 (30,576 ounces) and the fourth quarter of 2010 (28,021 ounces).

The Bogoso/Prestea mine focused its efforts in the second quarter of 2011 on returning the Bogoso North and Chujah pits to design plan by mining 32% more waste than in the first quarter. This resulted in a temporary increase in the stripping ratio to 10.5:1 versus design of 8:1, lower ore mining rate and processing throughput, and a commensurate increase in cash operating costs. We expect to mine extra waste through the end of 2011 with the stripping ratio dropping to design for the whole of 2012.

While the processed ore grade was down 6% in the second quarter of 2011, quarter on quarter, this was offset by the higher metallurgical recovery attained in the sulfide plant. The higher recovery was a direct consequence of processing an appropriate blend of fresh and transition ores rather than milling a higher proportion of transition material. Quarterly sulfide recovery rates are improved from 56.2% in the fourth quarter of 2010, 61.0% for the first quarter of 2011, and 66.0% for the second quarter of 2011. The recovery rate for June 2011 was approximately 69.4%. As the pits are returned to design over the next two quarters, we anticipate being able to feed a more optimal blend of ore at a higher and more consistent rate; which should achieve higher recoveries and higher gold production.

Our focus at Bogoso/Prestea going forward is to concentrate our efforts on returning the Bogoso North and Chujah pits to design plan, mining at Buesichem North pit, preparing for mining the oxide deposit at Pampe, optimizing and stabilizing the ore feed blend at the sulfide processing plant

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resulting in improved throughput, enhanced metallurgical recoveries and resultant gold production, and moving the tailings retreatment and Prestea South oxide pit projects toward production.

	For the three months ended
	June 30, 2011	March 31, 2011	December 31, 2010
BOGOSO/PRESTEA OPERATING RESULTS
Mining
Ore mined (000s t)—Refractory	608	695	591
Ore mined (000s t)—Non refractory	7	—	85
Total ore mined (000s t)	615	695	676
Waste mined (000s t)	5,393	4,089	4,826
Bogoso Sulfide Plant
Refractory ore processed (000s t)	604	721	628
Refractory grade—(g/t)	2.31	2.46	2.07
Recovery—Refractory (%)	66.0	61.0	56.2
Cash operating cost ($/oz)	1,383	1370	1521
Gold sold (oz)	34,077	30,576	28,021

WASSA/HBB

As previously disclosed, gold sales from Wassa/HBB totaled 38,463 ounces for the second quarter. Revenues for Wassa/HBB totaled $58.2 million for the period, an increase of $1.1 million over the revenues for the second quarter of 2010.

	For the three months ended
	June 30,	March 31,	December 31,
	2011	2011	2010
WASSA/HBB OPERATING RESULTS
Ore mined (000s t)	576	703	750
Waste mined (000s t)	3,491	4,115	4,364
Ore processed (000s t)	665	724	779
Grade processed (g/t)	1.93	2.33	2.12
Recovery (%)	94.1	95.2	94.2
Cash operating cost ($/oz)	811	757	789
Gold sold (oz)	38,463	53,332	48,895

As at Bogoso/Prestea, we are evaluating the mining and processing programs at Wassa/HBB to identify potential cost reductions and efficiency improvements as we move forward through the remainder of the year and beyond.

LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents at June 30, 2011 totaled $127.9 million.

Cash used during the six months included $41.1 million used in investing activities which included $7.5 million for mining property development projects, $2.4 million for the purchase of a residual minority interest in the Prestea Underground project, $19.9 million for the acquisition of new equipment and facilities at the mine sites, $8.1 million for mine site drilling, and $3.2 million for other items.

We expect to spend approximately $111 million for capital projects at Bogoso/Prestea and Wassa/HBB during 2011. In 2012, we expect to spend approximately $86.3 million on capital projects

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and equipment at Bogoso/Prestea and Wassa/HBB. These investments will be made with the primary purpose of expanding our productive capacity and reducing unit costs.

Along with our cash position, we hold a $40.5 million revolving credit facility and have an additional $24.9 million of borrowing capacity under our equipment financing credit facility.

EXPLORATION

During the second quarter, a total of seven drill rigs were active in areas in and surrounding our mine sites. Bogoso/Prestea drilling focused on the Buesichem South, Beposo and Bogoso North open pits. Drilling at Wassa/HBB concentrated on targets near Wassa, Hwini-Butre and Benso targets in proximal distance to the haul road and processing facilities.

Due to improvements in the political situation in Côte d’Ivoire, we plan to commence drilling some of the soil anomalies that have been identified to date. Additionally, subject to drill rig availability, we plan to drill at the Sonfon project in Sierra Leone in the second half of 2011.

Exploration activities in Brazil were accelerated in the second quarter. Sampling crews were mobilized to commence geochemical surface sampling programs and we anticipate increasing the number of sampling crews in the third quarter to enable us to complete geochemical stream sediment sampling over the entire 3,400 square kilometers of the Iriri joint venture property.

LOOKING AHEAD

Our objectives for the second half of 2011 include:

•	Permitting, development and operation of the Bogoso Tailings Retreatment Project;

•	Optimize and stabilize ore feed at Bogoso/Prestea to improve throughput, metallurgical recoveries, and resultant gold production;

•	Continued reserve and resource definition drilling at Bogoso/Prestea and Wassa/HBB;

•	Reopening the Pampe pit to provide oxide ore to the Bogoso oxide processing plant;

•	Finalization of permits and development for the Prestea South project;

•	Working toward cost reductions at Wassa/HBB; and

•	Advance the development of the Prestea Underground project.

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GUIDANCE

Production results for the first half of 2011 and updated guidance are as follows:

	First Half of 2011 Actual	3Q 2011 Estimated	4Q 2011 Estimated	2011 Total Estimated	2012 Total Estimated
Bogoso/Prestea
Ounces of gold	64,653	43,000	46,000	153,653	250,000
Average cash operating cost per ounce	$1,377	$1,025	$1,045	$1,179	$950

Wassa/HBB
Ounces of gold	91,795	40,000	46,000	177,795	145,000
Average cash operating cost per ounce	$779	$865	$780	$799	$850

Consolidated
Ounces of gold	156,448	83,000	92,000	331,448	395,000
Average cash operating cost per ounce	$1,026	$948	$913	$975	$913

Notes:

1.	2011 Bogoso/Prestea production guidance includes only output from the Bogoso sulfide mill. 2012 guidance includes approximately 92,000 ounces from oxide and other non-refractory ores.

2.	Costs at Bogoso/Prestea include extra stripping required to recover the mining sequence.

3.	Power and fuel prices used in the forecast are unchanged from present at $0.15 per kilowatt-hour and $1.35 per liter, respectively.

4.	Ounces shown for Wassa in 2012 are dependent upon timely receipt of the environmental permit needed to raise Wassa’s tailings dam.

5.	Bogoso cash operating cost in 2012 includes the operating cost of a new water treatment plant scheduled to come on line in early 2012. The water treatment costs will add approximately $60 per ounce at Bogoso in 2012 and 2013, but will drop sharply after 2013 when the current backlog of process water is treated and discharged from the tails ponds.

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FINANCIAL STATEMENTS: The following information is derived from the Company’s unaudited, US GAAP consolidated financial statements contained in our Form 10-Q, which we filed with the SEC. It is also available on our website at www.gsr.com.

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED BALANCE SHEETS

(Stated in thousands of US dollars except shares issued and outstanding)

(unaudited)

	As of June 30, 2011	As of December 31 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$127,915	$178,018
Accounts receivable	14,494	11,885
Inventories	65,877	65,204
Deposits	9,814	5,865
Prepaids and other	2,735	1,522

Total Current Assets	220,835	262,494
RESTRICTED CASH	2,405	1,205
PROPERTY, PLANT AND EQUIPMENT	234,802	228,367
INTANGIBLE ASSETS	6,319	7,373
MINING PROPERTIES	250,135	250,620
OTHER ASSETS	2,625	3,167

Total Assets	$717,121	$753,226

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$22,959	$34,522
Accrued liabilities	47,769	53,935
Derivatives	5,138	—
Asset retirement obligations	15,459	23,485
Current tax liability	761	1,128
Current debt	8,313	10,014

Total Current Liabilities	100,399	123,084
LONG TERM DEBT	131,421	155,878
ASSET RETIREMENT OBLIGATIONS	24,529	21,467
NET DEFERRED TAX LIABILITY	22,024	15,678

Total Liabilities	$278,373	$316,107

COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY
SHARE CAPITAL
First preferred shares, without par value, unlimited shares authorized. No shares issued and outstanding	—	—
Common shares, without par value, unlimited shares authorized. Shares issued and outstanding: 258,584,486 at June 30, 2011; 258,511,236 at December 31, 2010	693,705	693,487
CONTRIBUTED SURPLUS	18,720	16,560
ACCUMULATED OTHER COMPREHENSIVE INCOME	1,620	1,959
DEFICIT	(273,156)	(274,036)

Total Golden Star Equity	440,889	437,970
Noncontrolling interest	(2,141)	(851)

Total equity	438,748	437,119

Total Liabilities and Shareholders’ Equity	$717,121	$753,226

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GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(Stated in thousands of US dollars except share and per share data)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010
REVENUE
Gold revenues	$109,807	$120,307	$226,313	$223,571
Cost of sales	102,525	103,854	210,276	193,493

Mine operating margin	7,282	16,453	16,037	30,078
OTHER EXPENSES, (GAINS) AND LOSSES
Exploration expense	1,569	1,246	2,148	2,549
General and administrative expense	7,252	4,145	14,354	9,114
Derivative mark-to-market (loss)/gain	(3,677)	10,833	(17,613)	23,753
Property holding costs	1,689	1,197	4,363	2,298
Fair value of debt	—	—	—	—
Foreign exchange loss	462	204	719	571
Interest expense	2,112	2,246	4,470	4,483
Interest and other income	(63)	(98)	(102)	(295)
(Gain)/loss on sale of investments	2	71	2	(1,653)

Net income/(loss) before income tax	(2,064)	(3,391)	7,696	(10,742)
Income tax expense	(3,801)	(1,251)	(8,106)	(2,779)

Net income/(loss)	(5,865)	(4,642)	(410)	(13,521)

Net income/(loss) attributable to noncontrolling interest	(817)	976	(1,290)	1,347
Net income/(loss) attributable to Golden Star shareholders	$(5,048)	$(5,618)	$880	$(14,868)

Net income/(loss) per share attributable to Golden Star shareholders
Basic	$(0.020)	$(0.022)	$0.003	$(0.058)
Diluted	$(0.020)	$(0.022)	$0.003	$(0.058)
Weighted average shares outstanding (millions)	258.6	257.9	258.6	257.7

OTHER COMPREHENSIVE INCOME/(LOSS)
Net loss	$(5,865)	$(4,642)	$(410)	$(13,521)
Other comprehensive income/(loss)	(424)	(592)	(339)	340

Comprehensive loss	$(6,289)	$(5,234)	$(749)	$(13,181)

Comprehensive income/(loss) attributable to Golden Star shareholders	$(5,472)	$(6,210)	$541	$(14,528)
Comprehensive income/(loss) attributable to noncontrolling interest	(817)	976	(1,290)	1,347

Comprehensive loss	$(6,289)	$(5,234)	$(749)	$(13,181)

Deficit, beginning of period	$(268,108)	$(272,056)	$(274,036)	$(262,806)

Deficit, end of period	$(273,156)	$(277,674)	$(273,156)	$(277,674)

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GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in thousands of US dollars)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010
OPERATING ACTIVITIES:
Net loss	$(5,865)	$(4,642)	$(410)	$(13,521)
Reconciliation of net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	15,274	27,376	36,492	52,833
Amortization of loan acquisition cost	318	(159)	672	(195)
Gain/loss on sale of assets	2	71	2	(1,653)
Non cash employee compensation	879	502	2,220	1,919
Future income tax expense	3,040	152	6,347	1,176
Fair value of derivatives	930	812	5,179	(319)
Fair value (gains)/losses on convertible debt	(6,107)	8,949	(24,292)	23,002
Accretion of asset retirement obligations	2,183	601	3,116	1,201
Reclamation expenditures	(7,945)	(2,049)	(11,828)	(3,600)

	2,709	31,613	17,498	60,843

Changes in non-cash working capital:
Accounts receivable	(1,779)	(11,692)	(2,804)	(12,429)
Inventories	(15)	(291)	(421)	(4,192)
Deposits	245	(364)	(700)	(280)
Accounts payable and accrued liabilities	(2,185)	6,722	(18,799)	4,603
Other	(425)	1,399	(2,089)	318

Net cash provided by/(used in) operating activities	(1,450)	27,387	(7,315)	48,863
INVESTING ACTIVITIES:
Expenditures on mining properties	(9,191)	(7,217)	(18,031)	(9,181)
Expenditures on property, plant and equipment	(9,951)	(5,461)	(19,863)	(17,289)
Change in accounts payable and deposits on mine equipment and material
	(4,077)	2,593	(3,184)	2,593
Other	—	1,332	—	2,220

Net cash used in investing activities	(23,219)	(8,753)	(41,078)	(21,657)
FINANCING ACTIVITIES:
Principal payments on debt	(2,573)	(8,197)	(5,338)	(16,410)
Proceeds from debt agreements and equipment financing	3,470	4,506	3,470	14,506
Other	26	1,437	158	1,842

Net cash provided by/(used in) financing activities	923	(2,254)	(1,710)	(62)

Increase (decrease) in cash and cash equivalents	(23,746)	16,380	(50,103)	27,144
Cash and cash equivalents, beginning of period	151,661	164,852	178,018	154,088

Cash and cash equivalents, end of period	$127,915	$181,232	$127,915	$181,232

COMPANY PROFILE

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 258.6 million shares outstanding.

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Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding permitting and the mining at Prestea South, Pampe and Mampon; our 2011 exploration budget and planned exploration activities and drilling, including exploration at Bogoso/Prestea, and Wassa/HBB, and elsewhere in West Africa and Brazil and the timing and impact of the Bogoso Tailings Retreatment project; the ability to fund cash needs including capital and operating expenditures; the expected impact of our initiatives at Bogoso/Prestea; our 2011 and 2012 production and cash operating cost estimates, projected water treatment costs at Bogoso/Prestea in 2013 and beyond; capital expenditure estimates, our objectives for 2011; and sources of and adequacy of cash to meet capital and other needs in 2011. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plant; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power, timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, changes in U.S. and Canadian securities markets, and fluctuations in gold price and costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2010. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: in this news release, we use the terms “cash operating cost per ounce.” Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use cash operating cost per ounce as a key operating indicator. We monitor this measure monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. This measure is also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide this measure to our investors to allow them to also monitor operational efficiencies of our mines. We calculate this measure for both individual operating units and on a consolidated basis. Cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and other applicable securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since this measure does not incorporate revenues, changes in working capital and non-operating cash costs, it is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.             +1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

Anne Hite, Investor Relations Manager

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